UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 8, 2010

Date of Report (Date of earliest event reported)

Commission File Number: 005-85380

Alaska Pacific Energy Corp.

(Exact name of registrant as specified in its charter)

Nevada	10949905	20-4523691
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 625, 2005 Costa Del Mar Road, Carlsbad CA, 92009

 (Address of Principal Executive Offices) (Zip Code)

604-274-1565

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class: Common

Name of each exchange on which registered: OTC Bulletin Board

Securities registered pursuant to section 12(g) of the Act:

Common

 (Title of class)

Check the appropriate box below; if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01          Entry into a Material Definitive Agreement.

On June 8, 2010, Alaska Pacific Energy Corp. (the “Company”) entered into a purchase agreement to acquire all the outstanding shares and assets of Engineering Technology Inc (“Entec”) a Calgary Alberta based, private company.  Entec is an international provider of Horizontal Directional Drilling (HDD) engineering and technology development to the oil and gas industry. Pursuant to the terms of the Agreement (attached hereto as Exhibit 10.7), the Company will pay $7,000,000  and issue a total of 12,000,000 restricted common shares to the Entec shareholders at a deemed price of $0.25 per share.  Additionally, APEC will have to raise $5,000,000 dollars for working capital.

The agreement is subject to a full due diligence review of Entec. Completion of the due diligence and the closing is expected by no later than August 31, 2010.

Grant Jameson, a resident of Calgary Alberta, is the President and CEO of Entec . At the closing, Mr. Jameson, will be appointed a director of APEC. The Company has also incorporated a wholly owned subsidiary, Alaska Pacific Energy (Canada) Ltd., based in Calgary Alberta. Mr. Jameson has already been appointed CEO of the subsidiary in order to assist with the transition and maintain continuity.

The closing, when it takes place, will be reported, by the Company upon completion.

Item 9.01         Financial Statements and Exhibits.

Exhibit 10.7             Purchase Agreement between Alaska Pacific Energy Corp. and Engineering Technology, Inc., dated June 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2010

ALASKA PACIFIC ENERGY CORP.

By: /s/ James R. King
James R. King
President, Chief Executive Officer and Director